Exhibit 2.4

                        AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG

                         ESC MEDICAL SYSTEMS LTD.,

                           AOC ACQUISITION CORP.

                                    AND

                       APPLIED OPTRONICS CORPORATION

                          ======================
                             NOVEMBER 20, 1997
   THE SURVIVING CORPORATION SHALL BE A WHOLLY-OWNED SUBSIDIARY OF ESC.

                          ======================

      A. EFFECTIVE TIME OF THE MERGER. THE MERGER SHALL BECOME EFFECTIVE WHEN PROPERLY EXECUTED ARTICLES OF MERGER ARE ULY FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE, HICH FILING SHALL BE MADE AS SOON AS PRACTICABLE AFTER THE CLOSING F THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN CCORDANCE WITH SECTION 3.5 HEREOF UPON SATISFACTION OR WAIVER OF HE CONDITIONS SET FORTH IN SECTION 8. WHEN USED IN THIS GREEMENT, THE TERM "EFFECTIVE TIME" SHALL MEAN THE DATE AND



                                                     DRAFT - NOVEMBER 12, 1997

                               TABLE OF CONTENTS


ARTICLE I

      THE MERGER...........................................................  1
      1.1.  The Merger.....................................................  1
      1.2.  Effective Time of the Merger...................................  1
      1.3.  Reservation of Shares..........................................  1

ARTICLE II

      THE SURVIVING CORPORATION............................................  2
      2.1.  Articles of Incorporation......................................  2
      2.2.  Bylaws.........................................................  2
      2.3.  Directors and Officers of Surviving Corporation................  2

ARTICLE III

      CONVERSION OF SHARES.................................................  2
      3.1.  Conversion of Securities.......................................  2
      3.2.  Allotment of Ordinary Shares and Warrants......................  3
      3.3.  Surrender of Certificates......................................  3
      3.4.  No Fractional Shares...........................................  5
      3.5.  Closing........................................................  5
      3.6.  Appraisal Rights...............................................  5
      3.7.  Applied Optronics Options Terminated...........................  5
      3.8.  Applied Optronics Warrants.....................................  5
      3.9.  Escrow Agreement...............................................  5

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF ESC AND
        ACQUISITION SUB....................................................  6
      4.1.  Organization...................................................  6
      4.2.  Capitalization.................................................  6
      4.3.  Authority Relative to this Agreement...........................  6
      4.4.  Consents and Approvals; No Violations..........................  7
      4.5.  Reports and Financial Statements...............................  7
      4.6.  ESC Ordinary Shares and Warrants...............................  7
      4.7.  Representations Complete.......................................  7
      4.8.  No Default.....................................................  8

ARTICLE V

      REPRESENTATIONS AND WARRANTIES OF APPLIED
        OPTRONICS..........................................................  8
      5.1.  Organization...................................................  8
      5.2.  Capitalization.................................................  8
      5.3.  Authority Relative to this Agreement...........................  8
      5.4.  Consents and Approvals; No Violations..........................  9
      5.5.  Financial Statements...........................................  9
      5.6.  No Material Adverse Change.....................................  9
      5.7.  Absence of Undisclosed Liabilities............................. 10
      5.8.  Litigation..................................................... 10
      5.9.  Contracts...................................................... 10
      5.10. Employee Benefit Plans......................................... 11
      5.11. Tax Matters.................................................... 13
      5.12. Compliance with Laws........................................... 13
      5.13. Subsidiaries................................................... 13
      5.14. Labor and Employment Matters................................... 14
      5.15. Insurance Policies............................................. 14
      5.16. Environmental Laws and Regulations............................. 14
      5.17. Intellectual Property Rights................................... 15
      5.18. Real Property.................................................. 16
      5.19. Title as to Properties; Liens.................................. 16
      5.20. Permits, Licenses, Etc......................................... 16
      5.21. Product Liability Claims....................................... 16
      5.22. Minute Books................................................... 17
      5.23. Officers, Directors and Employees.............................. 17
      5.24. Receivables.................................................... 17
      5.25. Disclosure..................................................... 17

ARTICLE VI

      CONDUCT OF BUSINESS PENDING THE CLOSING.............................. 17
      6.1.  Conduct of Business by Applied Optronics....................... 17
      6.2.  Compensation Plans............................................. 18
      6.3.  Legal Conditions to Merger..................................... 18
      6.4.  Investment Letter.............................................. 18
      6.5.  Advice of Changes; Governmental Filings........................ 19
      6.6.  Risk of Loss................................................... 19

ARTICLE VII

      ADDITIONAL AGREEMENTS................................................ 19
      7.1.  Access and Information......................................... 19
      7.2.  No Solicitation of Transactions................................ 19
      7.3.  Registration Rights Agreements................................. 20
      7.4.  Employment Agreement........................................... 20
      7.5.  Public Announcements........................................... 20
      7.6.  Expenses....................................................... 21
      7.7.  Additional Agreements.......................................... 21
      7.8.  Noncompetition and Confidentiality Agreements.................. 21
      7.9.  Indemnification................................................ 21
      7.10. Tax Treatment.................................................. 22

ARTICLE VIII

      CONDITIONS TO CLOSING................................................ 22
      8.1.  Conditions to Each Party's Obligation to Effect the
            Merger......................................................... 22
      8.2.  Conditions to Obligation of Applied Optronics to
            Effect the Merger.............................................. 23
      8.3.  Conditions to Obligations of ESC and Acquisition
            Sub to Effect the Merger....................................... 24

ARTICLE IX

      TERMINATION, AMENDMENT AND WAIVER.................................... 24
      9.1.  Termination.................................................... 24
      9.2.  Effect of Termination.......................................... 25
      9.3.  Amendment; Extension; Waiver................................... 25

ARTICLE X

      GENERAL PROVISIONS................................................... 25
      10.1. Survival of Representations and Warranties..................... 25
      10.2. Brokers........................................................ 25
      10.3. Notices........................................................ 26
      10.4. Descriptive Headings........................................... 26
      10.5. Entire Agreement; Assignment................................... 27
      10.6. Governing Law; Procedural Matters.............................. 27
      10.7. Parties in Interest............................................ 27
      10.8. Counterparts................................................... 27
      10.9. Validity....................................................... 27
      10.10.Investigation.................................................. 27
      10.11.Remedies....................................................... 27
      10.12.Consents....................................................... 28
      10.13.Knowledge; No Personal Liability............................... 28


EXHIBITS:

       Exhibit 1      September 30 Balance Sheet
       Exhibit 2.1    Articles of Incorporation of Acquisition Sub
       Exhibit 3.1    Form of Warrant
       Exhibit 3.2    Form of Escrow Agreement
       Exhibit 6.4    Form of Investment Letter
       Exhibit 7.3(a) Form of Registration Rights Agreement
       Exhibit 7.3(b) Form of Warrant Registration Rights Agreement
       Exhibit 7.4    Form of Employment Agreement
       Exhibit 8.2(a) Form of Opinion of ESC's Counsel
       Exhibit 8.3(b) Form of Opinion of Applied Optronics' Counsel


SCHEDULES:

      Schedule 4.4   ESC Consents and Approvals
      Schedule 5.2   Applied Optronics Capitalization
      Schedule 5.4   Applied Optronics Consents and Approvals
      Schedule 5.6   Applied Optronics Material Adverse Changes
      Schedule 5.7   Applied Optronics Undisclosed Liabilities
      Schedule 5.9   Applied Optronics Contracts
      Schedule 5.10  Applied Optronics Employee Benefit Plans
      Schedule 5.15  Applied Optronics Insurance Policies
      Schedule 5.17  Applied Optronics Intellectual Property Rights
      Schedule 5.18  Applied Optronics Real Property



                         AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of November 20, 1997 (the "Agreement"), by and among ESC Medical Systems Ltd., a corporation organized under the laws of the State of Israel ("ESC"), AOC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ESC ("Acquisition Sub"), and Applied Optronics Corp., a Delaware corporation ("Applied Optronics").

      WHEREAS, each of the Boards of Directors of ESC and Applied Optronics have determined that a strategic business combination between ESC and Applied Optronics is in the best interests of their respective companies and security holders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, without par value, of Applied Optronics (the "Applied Optronics Common Stock") will be converted into the right to receive a certain number of Ordinary Shares, par value NIS 0.10 each, of ESC (the "Ordinary Shares") and Warrants to acquire Ordinary Shares;

      WHEREAS, the transaction contemplated hereby shall be effected by the terms of this Agreement through a transaction in which Applied Optronics will merge with and into Acquisition Sub, Acquisition Sub will survive as a wholly-owned subsidiary of ESC and the stockholders of Applied Optronics will become holders of Ordinary Shares of ESC (the "Merger"); and

      WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:


                                 ARTICLE I

                                 THE MERGER

      1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Applied Optronics shall be merged with and into Acquisition Sub, Acquisition Sub shall be the surviving corporation and the separate existence of Applied Optronics shall thereupon cease. The Merger shall have the effects set forth in Section 251 of the Delaware General Corporation Law (the "DGCL"). From and after the Effective Time, ime at which such Articles of Merger are so filed.

      1.3. Reservation of Shares. ESC will make available a sufficient number of its Ordinary Shares to effect the Merger.


                                 ARTICLE II

                         THE SURVIVING CORPORATION

      2.1. Articles of Incorporation. The Articles of Incorporation of Acquisition Sub shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended and restated as of the Effective Time in the form set forth in Exhibit 2.1 hereto.

      2.2. Bylaws. The Bylaws of Acquisition Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

      2.3.  Directors and Officers of Surviving Corporation.

            (a) The directors of Acquisition Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

            (b) The officers of Applied Optronics at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.


                                  ARTICLE III

                             CONVERSION OF SHARES

      3.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Applied Optronics Common Stock or ESC:

            (a) Capital Stock of Acquisition Sub. Each share of capital stock of Acquisition Sub then issued and outstanding shall become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation which shares shall be issued to ESC and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

            (b) Cancellation of Treasury Stock. Any shares of Applied Optronics Common Stock that are owned by Applied Optronics as treasury stock shall be canceled and retired and shall cease to exist and no share capital of ESC or other consideration shall be delivered in exchange therefor.

            (c)   Exchange of Merger Consideration for Applied
Optronics Outstanding Stock. Each issued and outstanding share of Applied Optronics Common Stock and Applied Optronics Series A
Preferred Stock (other than shares to be canceled in accordance with Section 3.1(b)) (collectively, the "Applied Optronics Outstanding Stock") shall be converted into and shall be canceled in exchange for the right to receive a number of Ordinary Shares and Warrants (as hereinafter defined) to be calculated as follows: (i) of the Ordinary Shares and Warrants to be issued by ESC pursuant to Section 3.1(d) hereof, a number of Ordinary Shares equal to $2,000,000 divided by the Closing Market Value (as hereinafter defined) and one-third (1/3) of the Warrants shall be issued to the holders of Applied Optronics Series A Preferred Stock, pro rata in accordance with the number of shares of such stock held by them; and (ii) the remainder of the Ordinary Shares and Warrants to be issued by ESC pursuant to Section 3.1(d) hereof shall be issued to the holders of Applied Optronics Common Stock and Applied Optronics Series A Preferred Stock, pro rata as if all such stock constituted a single class, in accordance with the number of shares of such stock held by them.

            (d) Merger Consideration. The total Merger consideration to be issued by ESC in respect of all Applied Optronics Outstanding Stock shall be (a) subject to Section 3.9 below, a number of Ordinary Shares equal to
(x) $6,000,000 less the Loan Balance and the Expense Provision (each, as hereinafter defined), divided by (y) the average closing price of ESC Ordinary Shares on the Nasdaq National Market for the last 20 trading days ending two trading days prior to the Closing Date (such average closing price being hereinafter referred to as the "Closing Market Value"); and (b) warrants, substantially in the form attached hereto as Exhibit 3.1 and having a term of five (5) years, to purchase an aggregate number of ESC Ordinary Shares equal to $3,000,000 divided by the Closing Market Value, at an exercise price of 133% of the Closing Market Value (the "Warrants"). All of the merger consideration referred to in this paragraph (d) is collectively referred to herein as the "Merger Consideration". If between the date of this Agreement and the Effective Time the outstanding Ordinary Shares of ESC shall be changed into a different number of shares by reason of any stock dividend, subdivision, reclassification, split-up, combination or the like, the Merger Consideration shall be appropriately adjusted. As used herein, the term "Loan Balance" shall mean the outstanding principal amount, plus any accrued and unpaid interest, and any other amounts due and payable through and including the Closing Date in respect of the Promissory Note, dated October 15, 1997, made by Applied Optronics and payable to the order of ESC, in the original principal amount of $134,000.00. As used herein, the term "Expense Provision" shall mean the sum of $25,000 in respect of legal fees and expenses incurred and paid or payable by Applied Optronics in connection with the Transactions contemplated hereby.

            (e) Cancellation of Applied Optronics Common Stock. All shares of Applied Optronics Outstanding Stock converted into the right to receive Ordinary Shares and Warrants pursuant to this Section 3.1 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive Ordinary Shares and Warrants to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.3, without interest.

      3.2. Allotment of Ordinary Shares and Warrants. In consideration of the issue to ESC by the Surviving Corporation of shares of common stock of the Surviving Corporation and the cancellation of shares of Applied Optronics Outstanding Stock, ESC shall allot Ordinary Shares and Warrants to be issued to the Exchange Agent (as defined in Section 3.3) for the purpose of giving effect to the conversion and exchange referred to in
Section 3.1 of this Agreement.

      3.3.  Surrender of Certificates.

            (a) Concurrently with or prior to the Effective Time, the parties hereto shall designate American Stock Transfer & Trust Company to act as agent (the "Exchange Agent") for purposes of exchanging certificates representing shares of Applied Optronics Outstanding Stock as provided in
Section 3.1. As soon as practicable after the Effective Time, ESC shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Applied Optronics Outstanding Stock a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article III. At the Effective Time, the Surviving Corporation shall issue to ESC the shares of common stock of the Surviving Corporation referred to in Section 3.1(a). ESC shall, prior to the Effective Time, conditionally allot Ordinary Shares and Warrants referred to in Sections 3.1(c) and 3.2 subject to the terms and conditions of this Agreement and deliver to the Exchange Agent certificates representing the Ordinary Shares and Warrants.

            (b) Each holder of shares of Applied Optronics Outstanding Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Applied Optronics Outstanding Stock, together with a properly completed letter of transmittal covering such shares of Applied Optronics Outstanding Stock, will be entitled to receive Ordinary Shares and Warrants in respect of each share of Applied Optronics Outstanding Stock surrendered. Until so surrendered, each share of Applied Optronics Outstanding Stock shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration.

            (c) If any Ordinary Shares and Warrants are to be issued to a person other than the registered holder of the Applied Optronics Outstanding Stock represented by the certificate or certificates surrendered with respect thereto, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such Applied Optronics Outstanding Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (d) As of the Effective Time, there shall be no further registration of transfers of shares of Applied Optronics Outstanding Stock that were outstanding prior to the Merger. After the Effective Time, certificates representing shares of Applied Optronics Outstanding Stock presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article III.

            (e) At the close of business on the Effective Time, the stock ledger of Applied Optronics with respect to the issuance of Applied Optronics Outstanding Stock shall be closed. Six months after the Effective Time, any Ordinary Shares or Warrants made available to the Exchange Agent pursuant to Section 3.2 that remain unclaimed by the holders of shares of Applied Optronics Outstanding Stock shall be returned to ESC, or delivered to such person or entity as ESC shall designate, upon demand. Any such holder who has not delivered his shares of Applied Optronics Outstanding Stock to the Exchange Agent in accordance with this Section 3.3 prior to that time shall thereafter look only to ESC and the Surviving Corporation for issuance of Ordinary Shares and Warrants in respect of shares of Applied Optronics Outstanding Stock. Notwithstanding the foregoing, neither ESC nor the Surviving Corporation shall be liable to any holder of shares of Applied Optronics Outstanding Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws. Any Ordinary Shares or Warrants remaining unclaimed by holders of shares of Applied Optronics Outstanding Stock three years after the Effective Time (or such earlier date immediately prior to such time as such securities would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable law) shall, to the extent permitted by applicable law, be free and clear of any claims or interest of any person previously entitled thereto.

            (f) No dividends, interest or other distributions with respect to securities of ESC or the Surviving Corporation issuable with respect to Applied Optronics Outstanding Stock shall be paid to the holder of any unsurrendered certificates representing Applied Optronics Outstanding Stock until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the Ordinary Shares representing such securities are registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

      3.4.  No Fractional Shares.  No fractional Ordinary Shares of
ESC shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional Ordinary Share of ESC pursuant to Section 3.1, cash adjustments will be paid to holders in respect of any fractional Ordinary Share of ESC that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of an Ordinary Share of ESC multiplied by the Closing Market Value.

      3.5. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Arnold & Porter, 399 Park Avenue, New York, New York, as soon as practicable after the satisfaction of the conditions described in Article VIII, on such date not later than December 31, 1997 as ESC and Applied Optronics shall mutually agree (the "Closing Date").

      3.6. Appraisal Rights. If holders of shares of Applied Optronics Outstanding Stock are entitled to dissent from the Merger and demand appraisal of any such shares in accordance with the provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their Applied Optronics Outstanding Stock ("Dissenting Holders"), any Applied Optronics Outstanding Stock held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall, from and after the Effective Time, represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGCL; provided, however, that each share of Applied Optronics Outstanding Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such shares of Applied Optronics Outstanding Stock, in either case pursuant to the DGCL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration.

      3.7. Applied Optronics Options Terminated. Immediately prior to the Effective Time, each of the Outstanding and unexercised Applied Optronics Stock Options shall have been terminated and cancelled by their own terms, without any payment of cash, stock or other property, or any obligation for any such payment, on the part of ESC, Applied Optronics or the Surviving Corporation.

      3.8. Applied Optronics Warrants. Effective as of the Effective Time, the Applied Optronics warrant in favor of Aberlyn Capital
Management Limited Partnership, exercisable for 131,733 shares of common stock of Applied Optronics (the "Aberlyn Warrant"), will be surrendered at the Closing, in consideration of a cash payment of not more than $15,000 by Applied Optronics. All other outstanding warrants to acquire capital stock of Applied Optronics (including, without limitation, the Class A,B,C,D and E Warrants of Applied Optronics) shall have been, prior to the Effective Time, terminated and cancelled, without any payment of cash, stock or other property, or any obligation for any such payment, on the part of ESC, Applied Optronics or the Surviving Corporation.

      3.9. Escrow Agreement. Notwithstanding the provisions of Section 3.1 above, at the Closing one-sixth (1/6) of the ESC Ordinary Shares required to be delivered to Applied Optronics pursuant to clause (c) of Section 3.1 shall be placed in escrow for a period of nine (9) months in accordance with an escrow agreement, of even date herewith, in the form attached hereto as Exhibit 3.2 (the "Escrow Agreement") to secure the representations and warranties of Applied Optronics provided in this Agreement including, but not limited to, the representation of the absence of undisclosed liabilities. The liability of shareholders of AOC, except in the case of fraud, shall be limited to those Ordinary Shares deposited in escrow pursuant to the Escrow Agreement.


                                 ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF ESC AND
                              ACQUISITION SUB

      ESC and Acquisition Sub, jointly and severally, represent and warrant to Applied Optronics as follows:

      4.1. Organization. Each of ESC and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each such corporation has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of ESC and its subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction where the character of its properties owned or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect.

      Neither ESC nor any of its subsidiaries is in violation of any provision of its Certificate of Incorporation or By-laws which would have a Material Adverse Effect. Acquisition Sub has not engaged in any business nor has it incurred any liabilities or obligations since it was incorporated other than relating to this Agreement and the transactions contemplated thereby.

      As used in this Agreement, the term "Material Adverse Effect" means, with respect to ESC, Acquisition Sub or Applied Optronics, as the case may be, a material adverse effect on the business, assets, prospects, results of operations or financial condition of such corporation and its subsidiaries taken as a whole, or in such corporation's ability to conduct its business as currently being conducted or as proposed to be conducted or to perform its obligations hereunder.

      4.2.  Capitalization.

            (a) As of the date hereof, the authorized capital stock of ESC consists, in its entirety, of 50,000,000 Ordinary Shares, of which there are 19,555,474 Ordinary Shares issued and outstanding, including Ordinary Shares issued to a trustee under ESC's stock option plans. As of the date hereof, 1,229,101 Ordinary Shares are reserved for issuance upon exercise of outstanding options pursuant to ESC's employee stock option plans, 2,470,462 Ordinary Shares are reserved for issuance upon conversion of ESC's 6% Convertible Subordinated Notes due September 1, 2002, and 639,812 Ordinary Shares are reserved for issuance upon exercise of outstanding warrants. In addition, ESC has agreed to issue, subject to certain conditions, up to 7,046,101 Ordinary Shares pursuant to an Agreement, dated November 9, 1997, between ESC and Laser Industries Limited. All of the issued and outstanding Ordinary Shares of ESC are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Association or Memorandum of Association of ESC or any agreement to which ESC or any of its subsidiaries is a party or by which ESC or any of its subsidiaries is bound.

            (b) The authorized capital stock of Acquisition Sub consists of 100 shares of Common Stock, $1.00 par value per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by ESC, free and clear of all liens, charges and encumbrances.

      4.3. Authority Relative to this Agreement. Each of ESC and Acquisition Sub has the requisite corporate power and authority to enter into this Agreement, the Articles of Merger, the Escrow Agreement, the Registration Rights Agreement, the Ordinary Share Purchase Warrant, the Warrant Registration Rights Agreement and the Employment Agreement (collectively, the "Transaction Documents") and to carry out its obligations and hereunder. The execution and delivery of the Transaction Documents by ESC and Acquisition Sub and the consummation by ESC and Acquisition Sub of the transactions contemplated and hereby have been duly authorized by the respective Boards of Directors of ESC and Acquisition Sub, and no other corporate proceedings on the part of ESC or Acquisition Sub are necessary to approve the Transaction Documents or the transactions contemplated and hereby. The Transaction Documents have been duly and validly executed and delivered by each of ESC and Acquisition Sub and constitutes a valid and binding agreement of each of ESC and Acquisition Sub, enforceable against ESC and Acquisition Sub in accordance with its terms.

      4.4. Consents and Approvals; No Violations. Except as disclosed on Schedule 4.4, and except for the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act" or "1933
Act") and state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by ESC and Acquisition Sub of the transactions contemplated by the Transaction Documents, except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Except as disclosed on Schedule 4.4, neither the execution and delivery of the Transaction Documents by ESC or Acquisition Sub, nor the consummation by ESC or Acquisition Sub of the transactions contemplated and hereby, nor compliance by ESC or Acquisition Sub with any of the provisions and hereof, will (a) conflict with or result in any breach of any provision of the Articles of Association or Memorandum of Association of ESC or the Certificate of Incorporation of Acquisition Sub, or (b) violate any order, writ, injunction, decree, statute, rule or regulation of any court or federal, state, local or foreign body or authority, or any nongovernmental self-regulatory organization or agency to which ESC, its subsidiaries, or any of their properties or assets may be subject except for violations or breaches which would not in the aggregate have a Material Adverse Effect.

      4.5. Reports and Financial Statements. ESC has filed all forms, reports, registration statements and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 24, 1996, the effective date of the Registration Statement relating to ESC's initial public offering of securities (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "ESC SEC Filings"). As of their respective dates, the ESC SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act" or "1934 Act") as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      4.6. ESC Ordinary Shares and Warrants. The ESC Ordinary Shares to be issued hereunder, when issued and delivered to Applied Optronics pursuant to this Agreement, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free of preemptive rights with no personal liability attaching to the ownership thereof. The Warrants have been duly authorized, and when issued will be effective to convey the right to purchase ESC Ordinary Shares in accordance with their terms. The ESC Ordinary Shares issuable upon exercise of the Warrants will be, when purchased pursuant to the terms of the Warrants, duly authorized, validly issued, fully paid and non- assessable and free at preemptive rights with no personal liability attaching to the ownership thereof.

      4.7. Representations Complete. None of the representations or warranties made by ESC or Acquisition Sub herein, or in any schedule or certificate hereto or in any ESC SEC filings, when all such documents are read together in their entirety contain, or will contain at the Closing, any untrue statements of material facts or omit, or will omit at the closing, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

      4.8. No Default. Neither ESC nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) ESC's Articles of Association or Memorandum of Association or Acquisition Sub's Certificate of Incorporation or By-Laws; (ii) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which ESC or any of its subsidiaries are a party or by which ESC or any of its subsidiaries' properties or assets may be bound; or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ESC or any of its subsidiaries, except in the case of clauses (ii) and (iii) above for defaults or violations which would not have a Material Adverse Effect.


                                 ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF APPLIED
                                 OPTRONICS

      Applied Optronics represents and warrants to ESC and Acquisition Sub as follows:

      5.1. Organization. Applied Optronics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Applied Optronics is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction where the character of its properties owned or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect.

      5.2. Capitalization. As of the date hereof, the authorized capital stock of Applied Optronics consists of 30,000,000 shares of Common Stock, of which 10,435,450 shares are issued and outstanding. 585,480 shares of Series A Preferred Stock and 4,903,436 Warrants are outstanding. All of the issued and outstanding shares of Applied Optronics Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of Applied Optronics or any agreement to which Applied Optronics is a party or by which Applied Optronics is bound. Schedule 5.2 lists all the holders of Applied Optronics Outstanding Stock and any options, warrants, subscriptions, calls, claims, rights, convertible securities or other agreements or commitments obligating Applied Optronics to issue, sell or transfer any securities (collectively, "Stock Equivalents"), outstanding as of the date hereof and the amount of shares of Applied Optronics Common Stock and Stock Equivalents held by each. Except for the Series A Preferred Stock, and except for the Aberlyn Warrant, which will be surrendered and cancelled as provided in Section 3.8 hereof, all outstanding Stock Equivalents will be terminated and cancelled, without payment of cash, stock or other property, at or prior to the Effective Time.

            5.3. Authority Relative to this Agreement. Subject to the shareholder approval as referred to below, Applied Optronics has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Applied Optronics and the consummation by Applied Optronics of the transactions contemplated hereby have been duly authorized by Applied Optronics' Board of Directors and, except for the favorable vote or consent of the requisite number of shares of the outstanding classes and/or series of the capital stock of Applied Optronics entitled to vote thereon in accordance with the Delaware General Corporations Law, no other corporate proceedings on the part of Applied Optronics are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Applied Optronics and constitutes a valid and binding agreement of Applied Optronics, enforceable against Applied Optronics in accordance with its terms.

            5.4. Consents and Approvals; No Violations. Except as disclosed on Schedule 5.4, and except for any applicable requirements of the Securities Act, state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by Applied Optronics of the transactions contemplated by this Agreement. Except as disclosed in
Schedule 5.4, neither the execution and delivery of this Agreement by Applied Optronics, nor the consummation by Applied Optronics of the transactions contemplated hereby, nor compliance by Applied Optronics with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Applied Optronics, (b) subject to obtaining necessary third-party consents or other approvals set forth on Schedule 5.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination under, or result in the creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of Applied Optronics under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation to which Applied Optronics is a party or by which it or any of its properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or federal, state, local or foreign body or authority, including, but not limited to, the Food and Drug Administration (the "FDA") or any nongovernmental self-regulatory organization or agency to which Applied Optronics, or any of its properties or assets may be subject, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances which would not in the aggregate have a Material Adverse Effect.

      5.5. Financial Statements. Applied Optronics has previously delivered to ESC (i) the audited financial statements of Applied Optronics at December 31, 1996 and for the five prior years (including the footnotes thereto) (the "Audited Financial Statements"), (ii) the unaudited balance sheets of Applied Optronics at September 30, 1997 and related statements of operations and cash flows for the period then ended (the "Interim Financial Statements"). All of such financial statements referred to in this section are collectively referred to herein as the "Applied Optronics Financial Statements." The Applied Optronics Financial Statements have been prepared from, and are in accordance with, the books and records of Applied Optronics and present fairly, in all material respects, the financial position and the results of operations of Applied Optronics as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied throughout the periods involved except as otherwise stated therein, and subject, in the case of the Interim Financial Statements, to normal year end audit adjustments which are not, in the aggregate, material and to the absence of notes as may be required by GAAP. As used in this Agreement, "GAAP" shall mean the accounting principles generally accepted in the United States applied on a consistent basis.

      5.6.  No Material Adverse Change.  Except as disclosed on
Schedule 5.6, since September 30, 1997 there has not been:

            (a) any material adverse change in the business of Applied Optronics, or any event or condition that has had or is likely to have a Material Adverse Effect on the business of Applied Optronics; or

            (b) except as disclosed on Schedule 5.6, any transaction, commitment, contract or agreement entered into by Applied Optronics or any relinquishment by Applied Optronics of any contract or other right having a value of or involving aggregate payments in excess of $50,000.

      5.7. Absence of Undisclosed Liabilities. Except to the extent specifically disclosed on Schedule 5.7, Applied Optronics has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited balance sheet of Applied Optronics as of December 31, 1996 contained in the Audited Financial Statements or in the Interim Financial Statements, and (b) liabilities or obligations arising since December 31, 1996, except as set forth in the Interim Financial Statements, in the ordinary course of business and consistent with past practice that would not have a Material Adverse Effect.

      5.8. Litigation. As of the date of this Agreement; (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of Applied Optronics, threatened against or involving Applied Optronics, or any of its properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Applied Optronics; and (iii) Applied Optronics is not in violation of any term of any judgment, decree, injunction or order outstanding against it.

            5.9. Contracts. Schedule 5.9 lists, and Applied Optronics has heretofore furnished or made available to ESC complete and accurate copies of (or, if oral, Schedule 5.9 states all material provisions of), (a) every loan, credit, escrow, security, mortgage, guaranty, pledge, buy- sell, letter of credit, supply, distribution, manufacturer's representative, dealer, agency, lease, licensing, franchise, development, joint development, joint venture, noncompetition, research and development, or similar contract, agreement or understanding to which Applied Optronics is a party or may be bound, (b) every employment or consulting agreement or arrangement with or for the benefit of any director, officer, employee, other person or shareholder of Applied Optronics or any affiliate thereof,
(c) every contract, agreement or understanding to which Applied Optronics is a party that could reasonably be expected to involve payments by or to Applied Optronics in excess of $50,000, or could have a Material Adverse Effect, or that was not made in the ordinary course of business, (d) every agreement or contract between Applied Optronics and any of Applied Optronics' officers, directors or more than 5% shareholders or any entity in which any of Applied Optronics' officers, directors or more than 5% shareholders has a greater than 2% equity interest, and every agreement of which Applied Optronics is aware between or among shareholders of Applied Optronics and relating to the acquisition, ownership, voting or disposition of securities of Applied Optronics and (e) every other contract, plan, agreement or understanding to which Applied Optronics is a party or may be bound and which would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC would be applicable. Applied Optronics has performed all obligations required to be performed by it under any listed or otherwise material contract, plan, agreement, understanding or arrangement made or obligation owed by or to Applied Optronics, except where the failure would not have a Material Adverse Effect; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of Applied Optronics, or, to Applied Optronics' knowledge, any other party thereof that would have a Material Adverse Effect; the same are in full force and effect and are valid and enforceable by Applied Optronics in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally, by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and the performance of any such contracts, plans, agreements, understandings, arrangements or obligations would not have a Material Adverse Effect.

      5.10. Employee Benefit Plans.

            (a) Schedule 5.10 sets forth a true and complete list of each material written or oral employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), policy or agreement (including, without limitation, any employment agreement or severance agreement) that is maintained by Applied Optronics or for the benefit of Applied Optronics' employees of the foregoing, the "Applied Optronics Plans"), or is or was contributed to by Applied Optronics or pursuant to which Applied Optronics is still potentially liable for payments, benefits or claims. A copy of each Applied Optronics Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report of Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the Internal Revenue Service ("IRS") for each Applied Optronics Plan have heretofore been delivered, or shall be delivered prior to the Closing Date, to ESC or its counsel. Neither Applied Optronics nor any ERISA affiliate, which together with Applied Optronics would be deemed a "single employer" within the meaning of
Section 4001 of ERISA, has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any Multiemployer
Plan) during the six calendar years preceding the date of this Agreement.

            (b) Each Applied Optronics Plan which is an "employee benefit plan", as defined in Section 3(3) of ERISA, complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Applied Optronics Plan, including but not limited to ERISA, the Code and the respective regulations thereunder, except for instances of noncompliance that would not in the aggregate have a Material Adverse Effect.

            (c) All reports, forms and other documents required to be filed with any government entity with respect to any Applied Optronics Plan (including without limitations, summary plan descriptions, forms 5500 and summary annual reports) have been timely filed and are accurate, except for instances of noncompliance that would not in the aggregate have a Material Adverse Effect.

            (d) Each Applied Optronics Plan intended to qualify under
Section 401(a) of the Code has been determined by the IRS to so qualify after January 1, 1985, and each trust maintained pursuant thereto has been determined by the IRS to be exempt from taxation under Section 501 of the Code. Except as disclosed in Schedule 5.10, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Applied Optronics Plan and its related trust, except such adverse effects as would not in the aggregate constitute a Material Adverse Effect. Applied Optronics and each ERISA affiliate of Applied Optronics have timely and properly applied for a written determination by the IRS on the qualification of each such Applied Optronics Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

            (e) Except as disclosed on Schedule 5.10, all contributions or other amounts payable by Applied Optronics as of the Effective Time with respect to each Applied Optronics Plan and in respect of current or prior plan years have been or will be prior to the Effective Time either paid or accrued on the financial statements of Applied Optronics in accordance with past practice and the recommended contribution in any actuarial report.

            (f) No Applied Optronics Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law, (ii) deferred compensation benefits with respect to which there is an accrual of liability on the books of Applied Optronics or its ERISA affiliates, (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), (iv) benefits set forth in
Schedule 5.10, or (v) benefits which in the aggregate are not material to Applied Optronics' business).

            (g) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to Applied Optronics Plans for plan years ending on or before the date hereof.

            (h) As of the date hereof, no Applied Optronics Plan subject to Title IV of ERISA, and no employee benefit plan maintained by an ERISA affiliate of Applied Optronics and subject to Title IV of ERISA, has benefit liabilities (as defined in Section 4001(a)(16) of ERISA) exceeding the assets of such plan or has been completely or partially terminated.

            (i) Except as disclosed in Schedule 5.10, with respect to each Applied Optronics Plan:

                  (1) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

                  (2) no reportable event (as defined in Section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation; and

                  (3) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted or actions seeking qualified domestic relations orders) are pending or, to the knowledge of Applied Optronics, threatened or imminent against or with respect to any Applied Optronics Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Applied Optronics Plan.

            (j) Neither Applied Optronics nor any ERISA affiliate of Applied Optronics has any liability or is threatened with any liability (whether joint or several (i) for the termination of any single employer plan under Section 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, (v) for any minimum funding contributions under Sections 302(c)(11) of ERISA or Section 412(c)(ii) of the Code, (vi) to a fine under
Section 502 of ERISA, or (vii) for any transaction within the meaning of
Section 4069 of ERISA.

            (k) Applied Optronics has not incurred any withdrawal liability with respect to any Multiemployer Plan within the meaning of Sections 4201 and 4204 of ERISA which has not been paid and which would in the aggregate have a Material Adverse Effect, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject Applied Optronics to any controlled group liability under Section 4001(b) of ERISA which would in the aggregate have a Material Adverse Effect.

            (l) All of the Applied Optronics Plans, to the extent applicable, are in substantial compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA, except for such instances of noncompliance which would not in the aggregate have a Material Adverse Effect.

      5.11. Tax Matters. Applied Optronics has previously furnished or made available to ESC complete and accurate copies of all tax or assessment reports and tax returns (including any applicable information returns) required by any law or regulation (whether United States, foreign, state, local or other jurisdiction) filed by Applied Optronics for each of the three fiscal years ended September 30, 1994, 1995, and 1996. Applied Optronics has filed, or has obtained extensions to file (which extensions have not expired without filing), all material United States, state, local, foreign or other tax reports and returns required to be filed by it. Applied Optronics has duly paid all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against it, or that it is obligated to withhold from amounts owed by it to any person, except for those contested in good faith and for which adequate reserves have been taken. There are no Liens (as defined in Section 5.19) for taxes upon any property or asset of Applied Optronics, except Liens for taxes not yet due. Applied Optronics is not delinquent in the payment of any tax assessment (including, but not limited to, any applicable withholding taxes).

            For the purposes of this Section 5.11, "tax" shall mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

      5.12. Compliance with Laws. To the knowledge of Applied Optronics, all activities of Applied Optronics have been, and are currently being, conducted in compliance with all applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity (including, but not limited to, those of the FDA or any nongovernmental self-regulatory agency), the failure to comply with which would have a Material Adverse Effect. Applied Optronics has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health-care and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any federal, state, local or foreign governmental authorities with jurisdiction over the manufacture, use or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information and applications or the failure to have such licenses and approvals in full force and effect would not have a Material Adverse Effect.

      5.13. Subsidiaries. As of the date hereof, Applied Optronics has no subsidiaries. Applied Optronics will not have any subsidiaries as of the Effective Time.

      5.14. Labor and Employment Matters.

            (a) Except for such matters that would not in the aggregate have a Material Adverse Effect, (i) Applied Optronics is and has been in compliance with all applicable federal, state, local or foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (ii) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending or, to the knowledge of Applied Optronics, threatened, nor has any such investigation occurred during the last three years, and no governmental entity has provided any notice to Applied Optronics asserting an intention to conduct any such investigations; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Applied Optronics, threatened against Applied Optronics; (iv) to the knowledge of Applied Optronics, no union representation question or union organizational activity exists respecting the employees of Applied Optronics; and (v) Applied Optronics has not experienced any work stoppage or other labor difficulty.

      No collective bargaining agreement exists which is binding on Applied Optronics.

            (b) Except for benefits provided under agreements and plans disclosed in Schedule 5.10, in the event of termination of the employment of any officers, directors, employees or agents of Applied Optronics, neither Applied Optronics, ESC, Acquisition Sub, nor any other subsidiaries of ESC, will, pursuant to any agreement or by reason of anything done prior to the Effective Time by Applied Optronics, be liable to any of said officers, directors, employees or agents for so- called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care (other than pursuant to COBRA) or insurance benefits.

      5.15. Insurance Policies. Schedule 5.15 sets forth a complete and accurate list of all policies of insurance maintained by Applied Optronics with respect to any of its officers, directors, employees, shareholders, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by Applied Optronics during the three-year period preceding the date hereof under any such policy of insurance. Applied Optronics has previously delivered to ESC or made available for ESC's inspection complete and accurate copies of all such policies of insurance and complete and accurate copies of all documentation regarding claims made thereunder. All such policies of insurance are in full force and effect, have been issued for the benefit of Applied Optronics by properly licensed insurance carriers, and to the knowledge of Applied Optronics are adequate and customary for the assets, business and operations of Applied Optronics and its subsidiary in all material respects. Applied Optronics has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured.

      5.16. Environmental Laws and Regulations. Applied Optronics has heretofore delivered to ESC complete and accurate copies of all reports, studies or tests in the possession of Applied Optronics or initiated by Applied Optronics pertaining to the existence of Hazardous Materials on, above or below any Real Property or any property adjoining or which could reasonably be expected to affect Real Property, or concerning compliance with or liability under the Regulations (as defined below).

      Except as required by ISRA (as hereinafter defined) with respect to the transactions contemplated by this Agreement, Applied Optronics has obtained, and maintains in full force and effect, all required environmental permits and other governmental approvals and is in compliance with all applicable Regulations (as defined below), except where the failure to so obtain and maintain or to be in compliance would not have a Material Adverse Effect. Applied Optronics (i) has not received a written notice or Claim (as defined below) alleging its potential liability under any of the Regulations or alleging a violation of the Regulations and (ii) has no knowledge that such a notice or Claim may be issued in the future. Applied Optronics has no knowledge of any notices to or Claims against any persons alleging potential liability under any of the Regulations with respect to the Real Property or any adjoining properties or which could reasonably be expected to affect the Real Property. Applied Optronics has not been nor is presently subject to nor, to the knowledge of Applied Optronics, threatened with any administrative or judicial proceedings pursuant to the Regulations. Applied Optronics has no knowledge of any conditions or circumstances that could reasonably be expected to result in the determination of liability against Applied Optronics relating to environmental matters that would have a Material Adverse Effect, including, but not limited to, any Claim arising from past or present environmental practices with respect to Hazardous Materials, the Real Property or to any disposal sites. No Hazardous Materials have been or are threatened to be discharged, omitted or released into the air, water, soil, or subsurface at or from any Real Property by Applied Optronics or, to Applied Optronics' knowledge, by any other person.

      Applied Optronics will provide such notifications, and take such further actions, as may be required under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13: 1K-6 et seq. ("ISRA"), all of which shall be completed prior to the Closing Date. Applied Optronics will provide ESC with copies of all notifications, filings, reports and declarations made or obtained pursuant to or in connection with the requirements of ISRA.

      For purposes of this Section 5.16, the following terms shall have the following meanings: (i) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, petroleum products or other substances or materials listed, identified or designated as toxic or hazardous or as a pollutant or contaminant in, or the use, release or disposal of which is regulated by, the Regulations; (ii) "Regulations" means the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss.ss. 6901 et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss.ss. 6901 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1321 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; ISRA; and any other federal, state, county, local, foreign or other governmental statute, regulation, or ordinance, as now in existence, that relates to or deals with employee safety and human health, pollution, health or the environment including, but not limited to, the use, generation, discharge, transportation, disposal, record-keeping, notification and reporting of Hazardous Materials; and (iii) "Claim" means any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, penalties, attorneys' fees and any other expenses incurred, assessed, sustained or alleged by or against Applied Optronics or its subsidiary.

      5.17. Intellectual Property Rights. Schedule 5.17 contains a complete and accurate list of all patents, trademarks, trade names, services marks, copyrights and applications for or registrations of any of the foregoing as to which Applied Optronics is the owner or a licensee (indicating whether such license is exclusive or nonexclusive). Applied Optronics exclusively owns, free and clear of any Lien (as defined in Section 5.19), or is exclusively (unless otherwise indicated in Schedule 5.17) licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs, know-how and trade secrets used in or necessary for the conduct of its respective business as currently conducted or proposed to be conducted (the "Applied Optronics Intellectual Property"). Except to the extent specifically disclosed on Schedule 5.17, no claim has been asserted or, to the knowledge of Applied Optronics, threatened by any person, and, to Applied Optronics' knowledge, no basis for any claim exists, with respect to the use of Applied Optronics Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto. To the knowledge of Applied Optronics, neither the use of Applied Optronics Intellectual Property by Applied Optronics in the present or planned conduct of its business nor any product or service of Applied Optronics infringes on the intellectual property rights of any person. Except to the extent specifically disclosed on Schedule 5.17, no current or former shareholder, employee, officer, director or consultant of Applied Optronics has any rights in or to any of the Applied Optronics Intellectual Property. All Applied Optronics Intellectual Property listed on Schedule
5.17 has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent specifically disclosed on Schedule 5.17: (i) the Applied Optronics Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding; (ii) Applied Optronics has made all statutorily required filings, if any, to record its interests, and taken reasonable actions to protect its rights, in the Applied Optronics Intellectual Property; (iii) to the knowledge of Applied Optronics, no person or entity nor such person's or entity's business or products has infringed, misused or misappropriated the Applied Optronics Intellectual Property or currently is infringing, misusing or misappropriating the Applied Optronics Intellectual Property; and (iv) to the knowledge of Applied Optronics, no other person or entity has any right to receive or any obligation to pay a royalty with respect to any of the Applied Optronics Intellectual Property or any product or service of Applied Optronics.

      5.18. Real Property. Applied Optronics owns no real property.
Schedule 5.18 sets forth a brief description of all real property which is leased by Applied Optronics, including offices or facilities leased thereby. To the knowledge of Applied Optronics, none of the properties occupied by Applied Optronics is in material violation of any law or in violation of any building, zoning, or other ordinance, code or regulation which would have a Material Adverse Effect or materially interfere with the use and occupancy thereof in the ordinary course of Applied Optronics' business.

      5.19. Title as to Properties; Liens. Applied Optronics has good and marketable title to all properties and assets reflected on Applied Optronics' Audited Financial Statements or acquired after the dates thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the dates thereof), which includes each asset the absence or unavailability of which would have a Material Adverse Effect, free and clear of any Liens. The term "Lien" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind. All properties and assets purported to be leased by Applied Optronics are subject to valid and effective leases that are in full force and effect, and there does not exist, and the transactions contemplated herein will not result in, any default or event that with notice or lapse of time, or both or otherwise, would constitute a default under any such leases. The properties and assets of Applied Optronics and its subsidiary have been kept in good condition and repair in the ordinary course of business.

      5.20. Permits, Licenses, Etc. Applied Optronics has all rights, permits, certificates, licenses, consents, franchises approvals, registrations, and other authorizations necessary to sell its products and services and otherwise carry on and conduct its businesses and to own, lease, use and operate its properties and assets at the places and in the manner now conducted and operated, except those the absence of which would not be reasonably expected to (so far as can be foreseen at the time) have a Material Adverse Effect. Applied Optronics has not received any notice or claim pertaining to the failure to obtain any permit, certificate, license, franchise, approval, registration or other authorization required by any federal, state, local or foreign body or authority (including, but not limited to, the FDA or any nongovernmental self-regulatory organization or agency).

      5.21. Product Liability Claims. Applied Optronics has never received a claim, or incurred any uninsured or insured liability, for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services (hereafter collectively referred to as "Product Liability").

      5.22. Minute Books. The minute books of Applied Optronics, as previously made available to ESC and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Board of Directors, and committees of the Board of Directors of Applied Optronics through the date of such minutes.

      5.23. Officers, Directors and Employees. Prior to the date hereof, Applied Optronics has provided to ESC a list that completely and accurately sets forth the name and current annual salary rate of each officer or employee of Applied Optronics whose total remuneration for the last fiscal year was, or for the current fiscal year has been set at, in excess of $50,000, together with a summary of the bonuses, commissions, additional compensation and other like benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current year.

      5.24. Receivables. Applied Optronics has no notice and is not otherwise aware that any of its accounts receivable is subject to any offset, claim, deduction, refund or is otherwise uncollectible for any reason.

      5.25. Disclosure. No representation or warranty by Applied Optronics in this Agreement, and no information disclosed in the Schedules supplied by Applied Optronics (taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.



                                 ARTICLE VI

                  CONDUCT OF BUSINESS PENDING THE CLOSING

      6.1. Conduct of Business by Applied Optronics. During the period from the date of this Agreement and continuing until the Effective Time:

            (a) the business of Applied Optronics shall be conducted only in the ordinary and usual course of business and consistent with past practices;

            (b) Applied Optronics shall not (i) amend its Certificate of Incorporation or Bylaws; or (ii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock.

            (c) Applied Optronics shall not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other assets, enter into any material contract or make any material capital expenditure, other than in the ordinary course of business and consistent with past practices; (ii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in a material amount; (iv) make any material loans, advances or capital contributions to, or investments in, any other person; (v) fail to maintain adequate insurance consistent with past practices for its businesses and properties; (vi) commence any litigation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (d) Applied Optronics shall use its best efforts to preserve intact the business organization of Applied Optronics, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, in accordance with past practices; and

            (e) Applied Optronics shall use its best efforts not to take any action and not to omit to take any action (and not to agree in writing or otherwise to take any such action or make any such omission) the effect of which action or omission would be to make any representation or warranty of Applied Optronics herein untrue or incorrect in any material respect.

      6.2. Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, Applied Optronics agrees that it will not, without the prior written consent of ESC (except as required by applicable law or pursuant to existing contractual arrangements or solely to the extent necessary to make compensation increases in the ordinary course of business consistent with past practices or make available existing benefit arrangements to new or promoted employees in the ordinary course of business in accordance with past practice): (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between Applied Optronics, as applicable, and one or more of its officers, directors or employees, in each case so as to materially increase benefits thereunder (collectively, the "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

      6.3. Legal Conditions to Merger. Each of Applied Optronics and ESC shall, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement.

      6.4. Investment Letter. Applied Optronics shall use its best efforts to cause each holder of Applied Optronics Common Stock to execute and deliver an investment letter in the form attached as Exhibit 6.4.

      6.5. Advice of Changes; Governmental Filings. ESC and Applied Optronics shall confer on a regular basis with the other, report on operational matters and shall promptly advise the other party both orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on that party or which would cause or constitute a material breach of any of the representations, warranties or covenants of that party contained in this Agreement. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

      6.6. Risk of Loss. In the event any material asset of Applied Optronics is damaged or destroyed prior to the Closing Date (any such event being herein referred to as an "Event of Loss"), Applied Optronics, at its expense, shall use its best efforts to replace or repair the property with comparable property of like value and quality as soon as possible before the Closing Date. If any Event of Loss shall materially affect the operation of Applied Optronics' business and repair or replacement cannot be accomplished by the Closing Date, ESC and Acquisition Sub may elect, as their sole remedy:

            (a) To postpone the Closing Date, but not beyond the time specified in Section 3.5 hereof, until such time as such property has been restored to substantially its condition immediately prior to the Event of Loss;

            (b) To close the transaction on the Closing Date, and accept the property as is, together with all of Applied Optronics' rights under any insurance policies and all insurance proceeds, covering that Event of Loss including property damage, loss of income and continuing expenses; or

            (c) To terminate this Agreement without liability to either party by written notice to Applied Optronics within thirty days after the Event of Loss has occurred.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

      7.1.  Access and Information.

            (a) Applied Optronics shall afford ESC and its financial advisors, legal counsel, accountants, consultants and other representatives upon reasonable notice, access during normal business hours throughout the period from the date hereof to the Closing Date to all of its books, records, properties, facilities, personnel commitments and records and, during such period, Applied Optronics shall furnish promptly to ESC all information concerning its business, properties and personnel as ESC may reasonably request.

            (b) All information furnished by Applied Optronics to ESC pursuant hereto shall be treated as the sole property of Applied Optronics, until consummation of the Merger contemplated hereby.

      7.2. No Solicitation of Transactions. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, Applied Optronics will not, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this Section 7.2, "representatives") or otherwise, (A) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (B) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Applied Optronics, under applicable law as advised by independent counsel in connection with an unsolicited proposal, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their representatives relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) 10% or more of the total voting power of such entity or any of its subsidiaries, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) such entity, or (x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the foregoing, this Section shall not prohibit the Board of Directors of Applied Optronics from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (a) the Board of Directors of Applied Optronics determines in good faith that such action is so required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law and the Board has been so advised in writing (with a copy furnished to ESC) by independent, outside counsel, in its judgment and opinion, as being so required, (b) prior to furnishing information to, or entering into discussions and negotiations with, such person or entity, Applied Optronics provides written notice to ESC to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) Applied Optronics keeps ESC informed of the status and all material information with respect to any such discussions or negotiations. Nothing in this Section shall (x) permit Applied Optronics to terminate this Agreement (except as specifically provided in Article IX hereof), (y) permit Applied Optronics to enter into any Agreement with respect to an Acquisition Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, Applied Optronics shall not enter into any Agreement with any person that provides for, or in any way facilities, an Acquisition Proposal), or (z) affect any other obligation of Applied Optronics under this Agreement.

      7.3. Registration Rights Agreements. On or prior to the Closing Date, ESC and Applied Optronics shall enter into a Registration Rights Agreement and a Warrant Registration Rights Agreement in the forms attached as Exhibits 7.3 (a) and 7.3(b) hereto, respectively, under which ESC shall grant to Applied Optronics shareholders the registration rights contained therein, with respect to the ESC Ordinary Shares and Warrants to be delivered pursuant hereto.

      7.4. Employment Agreement. On or prior to the Closing Date, ESC and Mr. Thomas Cekoric, Jr. shall enter into an Employment
Agreement in the form attached as Exhibit 7.4.

      7.5. Public Announcements. The initial press release or other public announcement relating to this Agreement shall be issued jointly and, prior to the Closing, ESC and Acquisition Sub, on the one hand, and Applied Optronics, on the other hand, agree that they will each obtain the approval of the other party prior to issuing any press release or any other written communication regarding the transactions contemplated by this Agreement (including any written communication to employees) and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the Nasdaq National Market.

      7.6. Expenses. Except as provided in Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses.

      7.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of ESC, Acquisition Sub and Applied Optronics shall take all such necessary action.

      7.8. Noncompetition and Confidentiality Agreements. Applied Optronics agrees not to terminate, amend or waive any of the confidentiality and noncompetition agreements entered into by its employees and consultants with Applied Optronics. Applied Optronics has heretofore furnished or made available to ESC complete and accurate copies of the confidentiality and noncompetition agreements executed by its employees and consultants.

      7.9.  Indemnification.

            (a) Subject to the terms and conditions of this Section 7.9, Applied Optronics hereby agrees to indemnify and save harmless ESC and Acquisition Sub, their respective successors and assigns and each of their respective officers, directors, employees and affiliates from, against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, cost and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) suffered, sustained, incurred or required to be paid by ESC or Acquisition Sub or any of their respective officers, directors, employees or affiliates because of the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement of Applied Optronics contained in or made pursuant to this Agreement.

            (b) Subject to the terms and conditions of this Section 7.9, ESC and Acquisition Sub hereby agree, jointly and severally, to indemnify and save harmless Applied Optronics, its successors and assigns, and its officers, directors, shareholders, employees and affiliates from, against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, cost and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) suffered, sustained, incurred or required to be paid by Applied Optronics or any of its respective officers, directors, employees or affiliates because of the untruth, inaccuracy or breach of any misrepresentation, warranty, covenant or agreement of ESC contained in or made pursuant to this Agreement.

            (c) Any party seeking indemnification hereunder ("Indemnified Party") agrees to give prompt written notice to any Indemnifying Party of any claim by a third party which might give rise to a claim based on the indemnity agreements contained in Sections 7.9 (a) or (b) hereof, stating the nature and basis of said claim and the amount thereof, to the extent known. The Indemnifying Party shall satisfy its obligation to indemnify the Indemnified Party under this Section 7.9 within 30 days after receipt of the foregoing notice unless the Indemnifying Party shall have elected to defend in good faith such claim as provided in subsection (d) hereof.

            (d) In the event the Indemnified Party shall notify the Indemnifying Party of any third-party claim pursuant to subsection (c) hereof, the Indemnifying Party shall have the right to elect to defend such claim (including all actions, suits or proceedings and all proceedings on appeal or for review which counsel deem appropriate) with counsel reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within 30 days after receipt of such notice. The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants all books and records of the Indemnified Party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. So long as the Indemnifying Party is defending in good faith any such claim, the Indemnified Party shall not compromise such claim, without the written consent of the Indemnifying Party.

            (e) In the event that an Indemnified Party shall seek indemnification hereunder with respect to any claims (other than by third parties), the Indemnified Party shall give the Indemnifying Party prompt written notice of such claim, stating the nature and basis of said claim and the amount thereof with specificity, to the extent known. Within 30 days after receipt of such notice, the Indemnifying Party shall either pay the amount of such claim or set forth in writing any dispute with respect to such claim. If such party shall dispute such claim, no amounts shall be payable with respect to such claim until such dispute shall be resolved.

      7.10. Tax Treatment. Each party hereto shall use its respective best efforts to cause the Merger to qualify as a "reorganization" under the provisions of section 368 of the Code, and no party shall take or cause to be taken, whether before or after the Effective Time, any action that would disqualify the Merger from being so qualified.

      7.11. Nasdaq Listing. ESC shall use its reasonable best efforts to cause the Ordinary Shares to be issued in connection with the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date. ESC shall also use its reasonable best efforts to cause the Ordinary Shares issuable upon exercise of the Warrants to be approved for listing on the Nasdaq National Market as soon as practicable after the time of such exercise.


                                ARTICLE VIII

                           CONDITIONS TO CLOSING


      8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one of which may be waived by a writing signed by each of Applied Optronics and ESC:

            (a) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not materially, adversely affect the consummation of the Merger or in the aggregate have a Material Adverse Effect shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

            (b) There shall be no action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal, or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any of the parties hereto, which in any such case would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement.

            (c) The Escrow Agreement referred to in Section 3.9 hereof shall have been executed and delivered.

            (d) The Employment Agreement referred to in Section 7.4 hereof shall have been executed and delivered.

            (e) The Registration Rights Agreement and Warrant Registration Rights Agreement referred to in Section 7.3 hereof shall have been executed and delivered.

            (f) The Merger shall have been duly approved by the requisite vote of Applied Optronics shareholders.

            (g) All of Applied Optronics Class A,B,C,D and E Warrants and all outstanding stock options shall have been cancelled.

      8.2. Conditions to Obligation of Applied Optronics to Effect the Merger. The obligation of Applied Optronics to effect the Merger shall be further subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any of which may be waived by Applied Optronics in writing pursuant to Section 9.3:

            (a) Each of ESC and Acquisition Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date and the representations and warranties of ESC and Acquisition Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement, and Applied Optronics shall have received a certificate signed by the President, any Vice President or the Chief Financial Officer of ESC as to the satisfaction of this condition.

            (b) Applied Optronics shall have received opinions, dated as of the Closing, of Arnold & Porter and Kleinhendler & Halevy, counsel for ESC, substantially in the forms attached hereto as Exhibit 8.2(b), and an opinion of Kleinhendler & Halevy, Israeli counsel for ESC, in form and substance reasonably satisfactory to Applied Optronics, to the effect that under current Israeli law, no shareholder of Applied Optronics, unless he is otherwise subject to Israeli taxes, will become so subject by virtue of the acquisition or disposition of the Ordinary Shares or Warrants (or Ordinary Shares underlying the Warrants) received in connection with the transactions contemplated by this Agreement.

            (c) Applied Optronics shall have received the consents and approvals referred to in Section 5.4.

      8.3. Conditions to Obligations of ESC and Acquisition Sub to Effect the Merger. The obligations of ESC and Acquisition Sub to effect the Merger shall be further subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any of which may be waived by ESC in writing pursuant to Section 9.3:

            (a) Applied Optronics shall have performed in all material respects its obligations under this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of Applied Optronics contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement, and ESC and Acquisition Sub shall have received a certificate signed by the President or any Vice President of Applied Optronics as to the satisfaction of this condition.

            (b) Applied Optronics shall have obtained and delivered to ESC the consent or approval of each person whose consent or approval shall be required in order to permit the consummation of the Merger.

            (c) ESC and Acquisition Sub shall have received an opinion, dated as of the Closing, of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., counsel for Applied Optronics, substantially in the form attached hereto as Exhibit 8.3(c).

            (d) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in Applied Optronics' business, assets, financial condition or results of operations which has had, or is reasonably likely to have, a Material Adverse Effect.

            (e) ESC and ESC's financial advisors, legal counsel, accountants, consultants and other representatives shall have been afforded access to information concerning Applied Optronics' business pursuant to
Section 7.1, shall have had an opportunity to conduct a thorough due diligence review, and shall not discover any matter not disclosed or made available to ESC as of the date hereof, which matter could have a Material Adverse Effect on AOC.

            (f) ESC and its counsel shall have reasonably concluded, based on the representations and warranties of Applied Optronics set forth herein, the investment letters referred to in Section 6.4 hereof, and such other information as they deem relevant, that the Merger Consideration may be issued, under the circumstances contemplated by this Agreement, without registration under the Securities Act of 1933, as amended.


                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

      9.1. Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Closing
Date:

            (a) by mutual written consent of ESC, Acquisition Sub and Applied Optronics;

            (b) by either ESC and Acquisition Sub, on the one hand, or Applied Optronics, on the other hand, if the Merger shall not have been consummated on or before December 31, 1997;

            (c) by Applied Optronics if there shall have been any material breach of a representation and warranty or material obligation of ESC or Acquisition Sub hereunder and, if such breach is curable, such default shall have not been remedied within ten days after receipt by ESC of notice in writing from Applied Optronics specifying such breach and requesting that it be remedied;

            (d) by ESC and Acquisition Sub if there shall have been any material breach of a representation and warranty or material obligation of Applied Optronics hereunder and, if such breach is curable, such default shall not have been remedied within ten days after receipt by Applied Optronics of notice in writing from ESC or Acquisition Sub specifying such breach and requesting that it be remedied; or

            (e) by either ESC or Applied Optronics if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (e) shall have used all reasonable efforts to remove such order, decree or ruling.

      9.2. Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of either ESC, Acquisition Sub or Applied Optronics or their respective officers or directors. Moreover, in the event of termination of this Agreement pursuant to Section 9.1(c) or (d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from the other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

      9.3. Amendment; Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, consistent with the provisions of the DGCL,
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements or conditions contained herein, and (d) amend this Agreement in any respect. Any agreement on the part of a party hereto to any such extension, waiver or amendment shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE X

                              GENERAL PROVISIONS

      10.1. Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing and continue in effect for a period of one year after the Closing Date.

      10.2. Brokers.

            (a) Applied Optronics represents and warrants to ESC and Acquisition Sub that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Applied Optronics.

            (b) ESC represents and warrants to Applied Optronics that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ESC.

      10.3. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   If to ESC or Acquisition Sub, to:

                  ESC Medical Systems Ltd.
                  P.O. Box 240
                  Yokneam Industrial Park
                  Yokneam, Israel  20692
                  Attention: Dr. Shimon Eckhouse
                             President and Chief Executive Officer

                  with a copy to:

                  Arnold & Porter
                  399 Park Avenue
                  New York, New York 10022-4690
                  Attention:  Steven G. Tepper, Esq.

            (b)   If to Applied Optronics, to:

                  Applied Optronics Corporation
                  111 Corporate Boulevard
                  Building 5
                  South Plainfield, NJ  07080
                  Attention: Thomas Cekoric, Jr.
                             President and Chief Executive Officer

                  with a copy to:

                  Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C.
                  The Chancery
                  190 Willis Avenue
                  Mineola, New York  11501
                  Attention:  David I. Schaffer, Esq.

      10.4. Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.5. Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, provided that ESC or Acquisition Sub may assign its rights and obligations hereunder to a direct or indirect United States subsidiary of ESC, but no such assignment shall relieve ESC or Acquisition Sub, as the case may be, of its obligations hereunder. Any information disclosed under any section number in the disclosure schedules attached to this Agreement shall be deemed disclosed under and incorporated into any other section number where such information would be appropriate. Terms defined in this Agreement shall have the same meanings when used in the disclosure schedules unless the context requires otherwise.

      10.6. Governing Law; Procedural Matters. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law. Any suit, action or proceeding arising out of or relating to the enforcement of this Agreement and any action or proceeding to execute or otherwise enforce any judgment obtained in connection herewith or therewith shall be instituted in any state or federal court situated in the State of New York having jurisdiction, and by execution and delivery of this Agreement, each of the parties hereto irrevocably submits to the jurisdiction of each such court for the purpose of any such suit, action or proceeding. Each of the parties hereto hereby further irrevocably consents to the service of process in any such suit, action or proceeding in said courts by the mailing thereof by any other party by registered or certified mail, postage prepaid, to such party at its address for notice specified in
Section 10.3 above. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to laying of venue of any suit, action or proceeding arising out of or relating to the enforcement of this Agreement brought in state or federal court situated in the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

      10.7. Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever or by reason of this Agreement.

      10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      10.9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      10.10.Investigation. The respective representations and warranties of ESC, Acquisition Sub and Applied Optronics contained herein or in the certificates or other documents delivered at or prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

      10.11.Remedies. The parties agree that irreparable damage would result if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which the parties are entitled at law or in equity.

      10.12.Consents. For purposes of any provision of this Agreement requiring, permitting or providing for consent of ESC or Applied Optronics, the written consent of the Chief Executive Officer or Chief Financial Officer of ESC or Applied Optronics, as the case may be, shall be sufficient to evidence such consent.

      10.13.Knowledge; No Personal Liability. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" shall mean actual knowledge of a fact or the knowledge that such person or, if such person is a corporation, its directors, officers or other key employees having responsibility for principal business functions of the corporation could reasonably be expected to have based on reasonable investigation and inquiry; provided, that such directors, officers and employees shall have no personal liability (except for fraud) for any representations, warranties or covenants made herein or pursuant hereto. The knowledge of an entity shall be deemed to include the knowledge of its subsidiaries. Nothing contained in this Agreement shall be deemed to impose any personal liability on any shareholders of Applied Optronics, except in the event of fraud and except as provided in the Escrow Agreement.

      IN WITNESS WHEREOF, each of ESC, Acquisition Sub and Applied Optronics has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                              ESC MEDICAL SYSTEMS LTD.



                              By: _______________________________
                                  Name:   Hillel Bachrach
                                  Title:  Executive Vice President


                              AOC ACQUISITION CORP.



                              By:_______________________________
                                  Name:   Hillel Bachrach


                              APPLIED OPTRONICS CORPORATION



                              By:_______________________________
                                  Name:   Thomas Cekoric, Jr.
                                  Title:  President and
                                          Chief Executive Officer





                                                                EXHIBIT 6.4

                          INVESTOR REPRESENTATION


     This representation letter is being provided in connection with the proposed merger (the "Merger") of Applied Optronics Corporation ("Applied Optronics") with and into AOC Acquisition Corp., a wholly-owned subsidiary of ESC Medical Systems Ltd. ("ESC"). If the Merger is approved each stockholder of Applied Optronics will be entitled to receive Ordinary Shares of ESC (the "Ordinary Shares") and warrants (the "Warrants") to purchase Ordinary Shares of ESC (collectively, the "Shares") in exchange for the shares of Applied Optronics that they currently hold.

      ESC intends to issue Shares in connection with the Merger without registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on certain provisions of the Securities Act and Regulation D promulgated thereunder that provide exemption from registration. The purpose of this Investor Representation is to permit ESC to determine whether you meet the "accredited investor" standards imposed by Regulation D. ESC's reliance upon the exemption provided by Regulation D will be based in part on the information herein supplied. In addition, by your signature below, you are asked to designate Shelley A Harrison as your representative, agent and attorney-in-fact in connection with the Escrow Agreement referred to in Section 3 below.

     Please complete fully, sign, date and return this Investor
Representation to Allan Grauberd, Esq., Meltzer, Lippe, Goldstein, Wolf & Schissel, P.C., 190 Willis Avenue, Mineola, New York
11501.

Section 1.  Investment Representations.

     The undersigned certifies that the undersigned qualifies as an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, for the reason(s) set forth in the checklist below.

     (a)  The undersigned is (check each applicable condition):

     ____ a natural person whose individual net worth, or joint net worth together with such person's spouse, exceeds $1,000,000 at the time of purchase;

     ____ a natural person with individual income in excess of $200,000 in each of the two most recent years or joint income with such person's spouse in excess of $300,000 in each such year and with a reasonable expectation of reaching the same level of income in the current year;

     ____ a bank;

     ____ a savings and loan association;

     ____ a broker-dealer registered under the Securities
          Exchange Act of 1934;

     ____ an insurance company;

     ____ an investment company registered under the Investment Company Act of 1940 (the "1940
          Act");

     ____ a business development company, as defined in
          section 2(a) (48) of the 1940 Act, each of whose equity owners has a net worth in excess of $1,000,000;

     ____ a Small Business Investment Company;

     ____ an employee benefit plan with total assets in excess of $5,000,000 which is established or maintained by a state, political subdivision or their agencies or instrumentalities;

     ____ a private business development company, as defined in section 202(a) (22) of the Investment
          Advisors Act of 1940;

     ____ an organization as described in Section 501(c) (3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

     ____ a director or executive officer of ESC;

     ____ a trust with assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares;

    _____ an entity in which all of the equity owners meet one or more of the above criteria.

     (b) The undersigned is acquiring the Shares for investment purposes only, solely for the account of the undersigned and not with a view to, or for resale in connection with, the distribution or other disposition thereof;

     (c) The knowledge and experience of the undersigned in financial and business matters are such that the undersigned is capable of evaluating the merits and risks of its investment in the Shares, and has made its own independent valuation with respect to the value of the Shares; the undersigned understands that the Shares are a speculative investment which involves a high degree of risk of loss of the investment therein, the undersigned's financial situation is such that the undersigned can afford to bear the economic risk of holding the Shares acquired by the undersigned hereunder for an indefinite period of time, has adequate means for providing for the current needs and contingencies of the undersigned and can afford to suffer the complete loss of the investment in the Shares;

     (d) The undersigned and the representatives of the undersigned, including the financial, tax, legal and other advisers, have carefully reviewed all documents furnished to them in connection with the investment in the Shares, and the undersigned understands and has taken cognizance of all the risk factors related to such investment, and no representations or warranties have been made to the undersigned or the representatives of the undersigned concerning such investment or ESC, its prospects or other matters;

     (e) The undersigned and the representatives of the undersigned have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, ESC and its representatives concerning the terms and conditions of the acquisition of the Shares and the business of ESC and to obtain any additional information which the undersigned or the representatives of the undersigned deem necessary to verify the accuracy of the information that has been provided to the undersigned in order for the undersigned to evaluate the merits and risk of the investment in the Shares;

     (f) The undersigned understands that no federal agency (including the Securities and Exchange Commission), state agency or foreign agency has made or will make any finding or determination as to the fairness of an investment in the Shares (including as to the purchase price).

Section 2.  Transfer Restrictions.

     (a) The undersigned understands that the offer and sale of the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) of the Securities Act, or under the securities laws of any state of the United States or of any foreign jurisdiction;

     (b) The undersigned understands that no resales of the Shares may be effected unless the resale of such Shares is registered under the Securities Act or an exemption therefrom is available and all applicable state and foreign securities laws are complied with;

     (c) The undersigned understands that the Shares are subject to Registration Rights Agreement under which ESC will not be required to provide an effective registration statement for the resale of the Shares until nine (9) months after the closing of the Merger;

     (d) The undersigned understands that Rule 144 promulgated under the Securities Act is not available until one year after consummation of the Merger with respect to the Ordinary Shares and until one year after exercise of the Warrants with respect to the Ordinary Shares covered thereby.

     (e) The undersigned understands that the following restrictive legend shall be placed on the certificates representing the Shares acquired by the undersigned hereunder:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM SAID ACT OR SUCH OTHER LAWS AND, IF REQUESTED BY THE ISSUER, AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED, OR IS EXEMPT FROM SAID ACT OR SUCH OTHER LAWS; and

     (f) The undersigned understands that a notation shall be made in the appropriate records of ESC, indicating that the Shares are subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to the transfer agent with respect to the Shares.

Section 3. Escrow Representative.

     By signing this Investor Representation, you hereby agree to appoint Shelley A. Harrison as your representative, agent, and attorney-in-fact (the "Representative") to represent you, exercise your rights, and perform your obligations for all purposes under the Escrow Agreement which has been provided to you herewith.


                          (SIGNATURE PAGE FOLLOWS)



Name of Stockholder:      _______________________

Signatory Name:           _______________________

Address:                  _______________________

                          _______________________

                          _______________________

Telephone number:         _______________________

Facsimile:                _______________________



Authorized Signature:     _______________________



PLEASE INDICATE ANY SPECIAL STOCK ISSUANCE INSTRUCTIONS BELOW. UNLESS OTHERWISE INDICATED, THE SHARES WILL BE ISSUED IN THE NAME SET FORTH ABOVE.




                                                             EXHIBIT 8.2(B)

                     [Form of Arnold & Porter Opinion]



                                      December __, 1997


Applied Optronics Corporation
111 Corporate Boulevard, Building J
South Plainfield, New Jersey  07080

Ladies and Gentlemen:

      We have served as United States counsel to ESC Medical Systems Ltd., an Israeli corporation ("ESC") and as counsel to AOC Acquisition Corp., a Delaware corporation ("Acquisition Sub") in connection with the merger (the "Merger") of Applied Optronics Corporation ("Applied Optronics") with and into Acquisition Sub. The Merger is being effected pursuant to an Agreement and Plan of Merger, dated as of November 20, 1997, by and among ESC, Acquisition Sub and Applied Optronics (the "Merger Agreement"). This letter is provided to you pursuant to Section 8.2(b) of the Merger Agreement. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

      In connection with rendering the opinions set forth in this letter, we have examined and/or relied upon the following documents (the
"Documents"):

      1. A fully executed copy of the Merger Agreement (including the schedules and exhibits attached thereto);

      2. The Articles of Merger (the "Articles of Merger"), dated December __, 1997, executed by Acquisition Sub and Applied Optronics;

      3. The Ordinary Shares Purchase Warrant, dated as of the Closing Date, executed by ESC (the "Ordinary Shares Purchase Warrant");

      4 The Registration Rights Agreement, dated as of the Closing Date, by and among ESC and Applied Optronics (the "Registration Rights
Agreement");

      5. The Warrant Registration Rights Agreement, dated as of the Closing Date, by and among ESC and Applied Optronics (the "Warrant Registration Rights Agreement");

      6. The Escrow Agreement, dated as of the Closing Date, by and among ESC, Applied Optronics, the Representative of the stockholders of Applied Optronics and the Escrow Agent (the "Escrow Agreement");

      7. A copy of the Articles of Incorporation of Acquisition Sub, dated November 17, 1997 (the "Articles of Incorporation") and Bylaws of
Acquisition Sub (the "Bylaws"), each certified by an officer of Acquisition Sub as being in full force and effect as of the Closing Date;

       8.  A Certificate of Existence/Authorization dated
      November 17, 1997, issued by the Secretary of State of the State of Delaware with respect to Acquisition Sub;

      9. Resolutions adopted by the Board of Directors of Acquisition Sub on November 20, 1997, certified by an officer of Acquisition Sub as being in full force and effect as of the Closing Date;

      10. Resolutions adopted by the Board of Directors of ESC on November __, 1997, certified by an officer of ESC as being in full force and effect as of the Closing Date;

      11. Copies of all other certificates and documents delivered by ESC and Acquisition Sub to Applied Optronics in connection with the closing of the Merger.

      Items 1 through 6 are referred to as the "Transaction Documents." We express no opinion with respect to any document other than the Transaction Documents, the Articles of Incorporation and the Bylaws, and we have not reviewed any documents for the purposes of this opinion other than the documents identified as items 1 through 11 and certificates of public officials, including, without limitation, those described in item 8 above.

      We have assumed without verification the genuineness of all signatures on all documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, as well as the due and valid authorization, execution and delivery of these documents (other than the authorization, execution and delivery of the Transaction Documents by ESC and Acquisition Sub).

      The term "actual knowledge" or "our actual knowledge" means such current, conscious knowledge as we have obtained from our examination of the documents described above and of attorneys presently in our office who have been involved in substantive legal representation of ESC during the six months prior to the date of this letter.

      In connection with the opinions set forth below, we have examined and relied exclusively as to certain factual matters upon the items referred to in Items 1 through 11 above, including without limitation the accuracy and completeness of the representations and warranties of the parties to the Merger Agreement. We have not verified any factual matters in connection with or apart from our review of the documents and matters listed above, and accordingly, we do not express any opinion or belief as to matters that might have been disclosed by such verification.

      Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to matters arising under the laws of any jurisdiction other than the federal laws of the United States of America, the State of New York and the Delaware General Corporation Law.

      To the extent that the opinions set forth below relate to matters of Israeli law, we have relied, with your consent, solely on the opinion of Kleinhendler & Halevy, Advocates, a copy of which is attached hereto. We believe we and Applied Optronics are justified in relying on such opinion.

      Based solely on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

      1. Acquisition Sub is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      2. Acquisition Sub has all necessary corporate power and corporate authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under such Transaction Documents. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate and shareholder action on the part of Acquisition Sub.

      3. The Transaction Documents have been duly executed and delivered by Acquisition Sub, and the Transaction Documents constitute the legal, valid and binding obligations of Acquisition Sub, enforceable against it in accordance with their respective terms, except (A) to the extent that enforcement thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (B) the enforceability of any rights to indemnity and contribution thereunder may be limited by United States federal or state securities laws or the public policy underlying such laws.

      4. The consummation of the Merger of Applied Optronics with and into Acquisition Sub does not (a) result in a violation of the Articles of Incorporation or Bylaws of Acquisition Sub, or (b) to our actual knowledge, violate, breach or result in a default under any law, regulation or decree of any governmental authority or any judgment, decree or order of a court or agency of competent jurisdiction by which Acquisition Sub or ESC is bound. The execution, delivery and performance of the Merger Agreement will not constitute a breach of or default under any mortgage, deed of trust, lease, loan or credit agreement, or any other agreement, document or instrument of which we have actual knowledge to which Acquisition Sub or ESC may be subject or by which Acquisition Sub or ESC may be bound.

      5. Upon filing of the Articles of Merger with the Secretary of State of the State of Delaware, the Merger contemplated by the Articles of Merger will become effective as of the date set forth in the Plan of Merger in accordance with its terms.

      6. Except as disclosed in the Merger Agreement, delivery and performance of the Transaction Documents by ESC or the Acquisition Sub does not require the consent, approval or other authorization of, or filing or registration with, any court or governmental agency, commission or other authority.

      7. To our actual knowledge, there are no pending or overtly threatened actions, suits, claims or other proceedings before or by any court, governmental agency or arbitrator which would have a material adverse effect on the business of ESC or Acquisition Sub that have not been disclosed in ESC's public filings. To our actual knowledge, ESC and Acquisition Sub are not in default with respect to any order, writ, injunction or decree of any court, governmental agency or arbitrator.

      This letter is given for the sole benefit of Applied Optronics and its counsel pursuant to Section 8.2(b) of the Merger Agreement, and may not be relied upon by any other person or entity, other than Kleinhendler & Halevy, and may not be used, circulated, quoted or otherwise referred to for any purpose without our express written consent. The opinions expressed herein are limited to present statutes and regulations and judicial interpretations thereof and to the facts as they presently exist.

      Neither you nor any other person to whom we may grant our consent to rely upon this opinion may rely upon any portion of this opinion which such person knows to be false or has information which would make reliance upon such portion of the opinion unreasonable in the circumstances. We expressly disclaim any obligation to advise you of any changes or developments in matters of law or fact covered by this opinion that occur after the date hereof.